OPPENHEIMER ANNOUNCES NEW HEADQUARTERS Move Demonstrates Firm’s Commitment to New York City’s Historic Financial District and Reflects Investment in the Firm’s Culture and Future Firm Will Occupy Approximately 220,000 Square Feet Across Six Floors at 32 Old Slip, With Phased Move-In Targeted to Begin in Early 2028 NEW YORK, [November 9, 2026] – Oppenheimer & Co. Inc. (Oppenheimer), a leading investment bank, wealth manager and subsidiary of Oppenheimer Holdings Inc. (NYSE: OPY), today announced plans to relocate its headquarters to 32 Old Slip in Lower Manhattan. The firm will occupy approximately 220,000 square feet across six full floors of the 36-story building, with a phased move-in targeted to begin in the first quarter of 2028. The new headquarters will bring colleagues closer together and offer state-of-the-art workplace infrastructure, a dedicated conference center and expanded hospitality for clients and guests. “For 145 years, Oppenheimer has grown alongside Wall Street, and our new headquarters at 32 Old Slip in Lower Manhattan reaffirms our commitment to the area,” said Robert Lowenthal, President and Chief Executive Officer of Oppenheimer. “This move is an investment in our culture, bringing our teams together on six floors with modern technology and a dedicated space to welcome clients. In doing so, we are building a workplace that honors our heritage and is designed for what comes next.” Oppenheimer’s roots in the Wall Street neighborhood date back to 1881, when the firm was established at 2 Wall Street. The new headquarters will remain a short distance from its existing offices and only blocks away from where it was founded. The firm was represented by JLL in the transaction with building owner RXR and will partner with Gensler to design the new space. Oppenheimer is creating a headquarters that honors its heritage while supporting the firm's continued growth and evolution. The workplace will blend classic and contemporary design elements, reflecting the firm’s character and culture while supporting greater collaboration, connectivity and engagement across its businesses. The location and views will connect the space to the waterfront heritage of New York City’s Financial District. "Oppenheimer's decision to stay and grow in Manhattan is a win for New York, retaining more than 1,000 quality jobs in a modern, new headquarters, representing a $66 million investment," said Governor Kathy Hochul. "This commitment sends a clear message that there is no better place to do business than New York State. We have the talent, the access to global markets and resources companies need to compete, innovate and grow. We have always led the way and we are building an even stronger future." The layout is intended to make it easier for colleagues across businesses to meet, exchange ideas and work together, both through scheduled meetings and everyday interactions. Throughout the office, Gensler’s design will combine natural light, open gathering spaces and integrated digital tools to create an environment that supports productivity, collaboration and innovation. That emphasis on connection will also shape the client experience. A dedicated conference center, equipped for both in-person and hybrid engagement, will accommodate client meetings and firmwide events. Expanded hospitality spaces will provide additional settings to welcome clients and colleagues visiting from around the world. “We want our headquarters to be a place where colleagues learn from one another, build lasting careers and welcome clients into the life of our firm,” Lowenthal added. “As we plan for Oppenheimer’s future, we are creating an environment that supports those relationships and the work our people do every day.”

About Oppenheimer Holdings Inc. Oppenheimer Holdings Inc., through its Oppenheimer & Co. Inc. subsidiary and related entities, provides a full range of wealth management, securities brokerage and investment banking services to high-net-worth individuals, families, corporate executives, businesses and institutions. For more information, please visit oppenheimer.com. About JLL  JLL (NYSE:JLL) is a leading global commercial real estate services and investment management company with annual revenue of $26.1 billion, operations in over 80 countries and a global workforce of approximately 112,000 as of September 30, 2026. For further information, visit jll.com. About RXR Headquartered in New York City, RXR is a real estate investment manager, operator and developer managing over 85 commercial properties and investments with approximately $19 billion in gross asset value. Its expertise spans acquisitions, operations, development, construction, leasing and technology. About Gensler Gensler is a global design firm uniting creativity, research and innovation to enhance the human experience. Founded in 1965, its 6,000 professionals partner with clients in over 100 countries each year to create a better world through the power of design. Media Contact: Michael Dugan Haven Tower Group LLC 424 317 4852 mdugan@haventower.com